EXHIBIT 23.3


                         INDEPENDENT AUDITOR'S CONSENT

     We consent to the use in the Pre Effective Amendment No. 1 on Form S-4 Registration Statement of Magnum Hunter Resources, Inc. ("The Company") of our reports dated April 23, 1997 and April 3, 1996, respectively, accompanying the historical summaries of revenues and direct operating expenses of the Properties to be Acquired April 30, 1997, and the consolidated financial statements of The Company contained in such Registration Statement; and our report dated August 2, 1996 accompanying the historical summaries of revenues and direct operating expenses of the Properties Acquired June 28, 1996 incorporated by reference into such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Registration Statement.


/s/ HEIN + ASSOCIATES LLP
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HEIN + ASSOICATES LLP
Certified Public Accountants



October 16, 1997
Dallas, Texas